UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

FUELCELL ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In June 2009 the Company executed a Memorandum of Agreement (“MOA”) whereby the parties agreed to enter into a technology transfer and license agreement to allow POSCO Power to manufacture stack modules from FuelCell Energy cell and module components for sale in South Korea. In addition the parties agreed to terms of a Securities Purchase Agreement whereby POSCO Power would purchase $25.0 million of FuelCell Energy common stock at $3.59 per share (the 10-day average FuelCell Energy stock closing price through June 8, 2009).

In conjunction with the MOA, the Company entered into a Product Sales Contract with POSCO Power for a total of 30.8 MW of FuelCell Energy DFC modules and components. This contract had certain cancellation provisions should the license agreement not be finalized.

On October 27, 2009, the Company and POSCO Power entered into a definitive technology transfer and license agreement allowing POSCO Power to manufacture fuel cell stack modules from cell and module components provided by the Company. These fuel cell modules will be combined with balance of plant manufactured in South Korea to complete electricity-producing fuel cell power plants for sale in South Korea. The technology transfer and license agreement provides for an upfront license fee of $10.0 million as well as an ongoing royalty, initially set at 4.1% of the revenues generated by sales of the fuel cell stack modules by POSCO Power.

Additionally, POSCO completed the purchase of $25.0 million in FuelCell Energy common stock (6,963,788 shares). With this investment, POSCO Power’s ownership interest in the Company’s common stock has increased to approximately 13 percent based on total common stock outstanding as of the transaction date.

The closing date of the transactions was October 30, 2009, which was the date the Company received the $10.0 million and $25.0 million payments from POSCO Power.

Item 9.01. Financial Statements and Exhibits

4.01	Securities Purchase Agreement
10.1	Stack Technology Transfer and License Agreement
10.2	Contract for the Supply of DFC Modules and DFC Components
99.1	Press release, dated October 27, 2009, issued by FuelCell Energy, Inc.

Confidential treatment has been requested as to certain portions of Exhibits 10.1 and 10.2. Redacted portions of the exhibits are marked with an * and have been filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 2, 2009	By: /s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer